EXHIBIT 99.1


    NEW YORK (FEBRUARY 20, 2001) - International Flavor & Fragrances Inc. ("IFF") (NYSE: IFF) today provided an update regarding its integration of Bush Boake Allen Inc. ("BBA") and the progress of its reorganization plan announced on October 5, 2000. IFF also outlined its perspectives on 2001. The Company noted that:

    o  it has achieved an annual run-rate of $30 million of cost savings;
    o it implemented initiatives to significantly reduce debt and strengthen the balance sheet;
    o it established objectively-based annual and long-term incentive plans to retain and incentivize key employees; and
    o it has continued improvement of customer service to enhance relationships with key customers.

    Richard A. Goldstein, Chairman and Chief Executive Officer, said, "IFF began 2001 with two main priorities - continuing to focus on the integration of BBA and further implementing our reorganization. As a result, we have streamlined the Company, strengthened relationships with our key customers through enhanced customer service, invested in business development and implemented programs to retain and incentivize key employees. We are confident that this back-to-basics approach will enable IFF to achieve superior long-term operating results and enhance shareholder value."

COST SAVINGS

    As previously announced, IFF expects to achieve cost savings of approximately $70 million as a result of the acquisition of BBA
(approximately half of which are expected to be realized in 2001), and cost savings of approximately $25 million to $30 million by 2003 as a result of the reorganization announced on October 5, 2000.

    As of March 31, 2001, IFF will have achieved an annual run-rate cost savings of approximately $30 million, primarily through headcount reductions and the consolidation or elimination of duplicate facilities. The Company noted that it has identified 56 locations around the world in which there are duplicate operating facilities and sales offices. Decisions have been made and action plans developed with respect to the consolidation and elimination of a substantial portion of these duplicate sites. To date, the integration process has affected approximately 120 positions; approximately 270 positions will have been eliminated by March 31, 2001.

    Approximately $2 million of cost savings are expected to be achieved for the quarter ended March 31, 2001, and an additional $8 million are expected to be achieved in the second quarter of 2001.

    The Company continues to anticipate that portions of the cost savings will be reinvested in various aspects of the business, although a substantial portion is expected to flow through to the bottom line and to shareholders. Those funds to be reinvested will drive business development, enhance strategic relationships with existing customers, and support comprehensive employee training and management development programs. The balance will flow through to the Company's shareholders in the form of increased earnings.

INITIATIVES TO SIGNIFICANTLY PAY DOWN DEBT

    IFF also announced today that its Board of Directors and management are currently evaluating the Company's entire business portfolio as part of an ongoing effort to refocus IFF on its core strategic areas. As a first step, the Board has authorized management to divest a significant portion of the aroma chemicals business acquired as part of the BBA transaction. The BBA chemicals business had sales of approximately $100 million for the year ended December 31, 2000. IFF has entered into preliminary discussions with potential third parties; however, the Company does not intend to comment further with respect to the sale of this business unless and until a definitive agreement is reached. IFF will also continue to evaluate the remainder of its portfolio on an ongoing basis.

    IFF intends to use the proceeds from the sale of the BBA aroma chemicals business and the sale of any other non-core segments of its business to pay down debt. As of December 31, 2000, IFF had approximately $1.25 billion debt outstanding.

NEW COMPENSATION PROGRAMS

    IFF announced today that it has implemented new compensation programs directly linking compensation for all employees worldwide to clearly defined operating targets. Compensation will include both Annual Incentive Plans, and a Long-Term Incentive Plan; the Long-Term plan will initially encompass approximately 30 senior IFF employees around the world although participation will be expanded as the Company gains experience with the program. Under the Annual Incentive Plan, employees' bonuses are payable on meeting established targets for sales growth, improvement in gross margin and operating cash flows. The Long-term Plan is based on growth in earnings per share and returns on net assets.

OUTLOOK FOR 2001

    IFF expects total revenue growth in the low-single digits for 2001. In percentage terms, sales growth is expected to be strongest in the Asia-Pacific and Latin American operating regions, where growth is expected in the mid-to-high single digits; growth in North America, Europe and CAME is expected to be in the low-single digits. IFF expects earnings per share for 2001, excluding nonrecurring charges, to approximate $1.42 per share, consistent with the Company's previous 2001 expectations.

SHARE REPURCHASE PROGRAM

    During 2000, IFF repurchased approximately 7.5 million shares as part of its authorized share repurchase programs. As of December 31, 2000, approximately $170 million remained under the $200 million stock repurchase program authorized by the Board of Directors in September 2000. IFF intends to continue its stock repurchase program during 2001.


ABOUT IFF

    IFF is the world's leading creator and manufacturer of flavors and fragrances used by others to impart or improve flavor or fragrance in a wide variety of consumer products. The Company has sales, manufacturing and creative facilities in more than 40 countries worldwide. Pro-forma sales for the combined IFF and BBA totaled $1.88 billion for 2000.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION
REFORM ACT OF 1995

    Statements in this release that are not historical facts or information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to risks and uncertainties that could cause IFF's actual results to differ materially from those expressed or implied by such forward-looking statements. Risks and uncertainties with respect to IFF's business include general economic and business conditions, the price and availability of raw materials, and political and economic uncertainties, including the fluctuation or devaluation of currencies in countries in which IFF does business.

CONFERENCE CALL DETAILS

    There will be a conference call today at 10:00 AM EDT. It can be monitored via the World Wide Web at www.IFF.com. Real Network's Real Player or Microsoft Media Player is required to access the webcast. They can be downloaded from http://www.real.com or http://www.microsoft.com/windows/mediaplayer.

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CONTACT:

Douglas J. Wetmore
212-708-7145